Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES IT HAS RECEIVED

REQUISITE CONSENTS TO AMENDMENTS TO ITS CREDIT FACILITIES

San Antonio, TX, October 22, 2012. Clear Channel Communications, Inc. (“CCU”) announced today that it has obtained the requisite consent of lenders under its cash flow credit facilities to certain amendments to the agreement governing the cash flow credit facilities (the “Amendment”).

Upon effectiveness, the Amendment will, among other things: permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion; provide CCU with greater flexibility to prepay tranche A term loans; following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200 million; combine the term loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the cash flow credit facilities; preserve revolving credit facility capacity in the event CCU repays all amounts outstanding under the revolving credit facility; and eliminate certain restrictions on the ability of Clear Channel Outdoor Holdings, Inc. and its subsidiaries to incur debt.

The Amendment is expected to become effective concurrently with the closing of an offer to exchange a portion of the term loans under the cash flow credit facilities for new debt securities to be issued in a private placement by CCU.

There can be no assurance that the Amendment will become effective, on the terms described above or otherwise. This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation or an offer to buy any securities of CCU or any of its affiliates.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the closing of the Amendment. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the terms and timing of, and whether or not CCU will ultimately consummate, the Amendment and the related transactions. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

For further information, please contact:

Media

Wendy Goldberg

Senior Vice President – Communications

(212) 549-0965

Investors

Brian Coleman

Senior Vice President and Treasurer

(210) 822-2828

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